Exhibit 21.1

XERIS BIOPHARMA HOLDINGS, INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Xeris Pharmaceuticals, Inc.	Delaware
Xeris Pharmaceuticals Australia Pty Ltd	Australia
Strongbridge Biopharma Limited	Ireland
Strongbridge Dublin Limited	Ireland
Cortendo AB	Sweden